Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount announces negotiation of amendments to Senior Credit Facility underway

•                  Amendments to result in reduced interest rates.

Portland, OR, March 7, 2006 - Blount International, Inc. (“Blount” or the “Company”) (NYSE: BLT) announced today it has begun negotiations with its lenders to amend certain aspects of its senior credit facility. The amendments, if approved, among other things, will reduce the Company’s interest rate on the amounts applicable under the senior credit facility and amend certain financial and other covenants. The amendments will reduce the overall amount available to be borrowed under the credit facility through a reduction in the size of the term loan and an increase in the size of the revolver. The amendments are expected to be completed and approved by March 31, 2006.

Blount International, Inc. is a diversified international company operating in three principal business segments:  Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount sells its products in more than 100 countries around the world. For more information about Blount, please visit the website at http://www.blount.com.

Forward-looking statements in this release, including without limitation the Company’s “expectations”, “beliefs”, and “indications”, and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

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